Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

WiSA Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered (1)	Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Units consisting of (i) Series B Convertible Preferred Stock, par value $0.0001 per share, (ii) Common Warrants to purchase shares of Common Stock, par value $0.0001 per share, and (iii) Preferred Warrants to purchase shares of Series B Convertible Preferred Stock and Common Warrants (2)	Rule 457(o)	—	—		$1,000,000	0.00011020	$110.20
Fees to be paid	Equity	Shares of Series B Convertible Preferred Stock, included as part of the Units	Rule 457(i)	—	—		—
Fees to be paid	Equity	Common Warrants to purchase shares of Common Stock, included as part of the Units	Rule 457(i)	—	—		—
Fees to be paid	Equity	Preferred Warrants to purchase shares of Series B Convertible Preferred Stock and Common Warrants, included as part of the Units	Rule 457(i)	—	—		—
Fees to be paid	Equity	Shares of Series B Convertible Preferred Stock issuable upon exercise of the Preferred Warrants included in the Units	Rule 457(i)	—	—		3,000,000		$330.60
Fees to be paid	Equity	Shares of Common Stock issuable upon exercise of the Common Warrants, included as part of the Units	Rule 457(i)	—	—		222,200		$24.49
Fees to be paid	Equity	Shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock issuable upon exercise of the Warrants(3)	Rule 457(i)	—	—		—
Fees Previously Paid	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—			—	—	—	—
Total Offering Amounts						$			$465.29

Total Fees Previously Paid
Total Fee Offset									—
Net Fee Due									$465.29

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), includes any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of WiSA Technologies, Inc. (the “Registrant”) that may from time to time be offered or issued to prevent dilution from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) of the Securities Act.

(3)

No separate registration fee is required for the shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon conversion of the Series B Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.